EXHIBIT 10.41

STATE OF SOUTH CAROLINA	)
	)	SUBLEASE AGREEMENT
COUNTY OF ANDERSON	)

          THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 6th day of May, 2002, to be effective as of May 1, 2002, by and among Carolina First Bank, a South Carolina banking corporation (“Lessee”), and CapitalBank, a South Carolina banking corporation (“Sublessee”).

          WHEREAS, Harmon W. Geiger, Jr. (“Geiger”), as lessor, and Lessee entered into that certain Indenture of Lease dated September 15, 1992 (the “Lease”), with respect to that certain premises located at 1722 North Main Street, Anderson, South Carolina (the “Premises”);

          WHEREAS, Robert T. Harrison Family Trust and Olive S. Harrison Family Trust (collectively the “Lessor”) acquired Geiger’s interest, in the Lease on March 7, 1997; and

          WHEREAS, Sublessee desires to sublease from Lessee, and Lessee desires to sublease to Sublessee, the Premises pursuant to the terms and conditions set forth herein.

          NOW THEREFORE, in consideration of the mutual covenants herein contained, the sum of $5.00, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Lessee and Sublessee agree as follows.

1.	BASIC LEASE PROVISIONS.

A.	Property Address: 1722 North Main Street, Anderson, South Carolina.

B.	Sublessee’s Address (for notices): CapitalBank, P.O. Box 218, Greenwood, South Carolina 29648 Attn. R. Wesley Brewer

C.	Lessee’s Address (for notices): Carolina First Bank, Mail Code SC 968-49, 151 Corley Mill Road, Lexington, SC 29072 Attn. Gary Bruce Thomas.

E.	Lessor: Robert T. Harrison Family Trust and Olive S. Harrison Family Trust.

F.	Lessor’s Address (for notices): P.O. Box 2940, Greenville, South Carolina 29602 Attn. Robert T. Harrison, Trustee.

G.	Identification of Lease and all amendments thereto: Indenture of Lease dated September 15, 1992, by and between Harmon W. Geiger, Jr. as lessor and Lessee, a copy of which is attached hereto as Exhibit A and incorporated herein by reference. The lease was acquired by Lessor on March 7, 1997.

H.	Sublease Term: The term of this Sublease shall commence at 12:01 am on May 1, 2002 (the “Commencement Date”) and end at noon on September 15, 2004 (the “Expiration Date”).

I.	Sublease Rent Paid to: Carolina First Bank, as Lessee.

J.	Address for Payment of Rent: Carolina First Bank, Mail Code SC 986-49, 151 Corley Mill Road, Lexington, SC 29072.

K.	Description of Premises: All that certain real property and improvements located thereon at 1722 Main Street, Anderson, South Carolina.

2. LEASE. Lessee is the tenant under a Lease (the “Lease”) with the Lessor identified in Section 1(D), bearing the date specified in Section 1(F). Lessee represents and warrants to Sublessee that (a) Lessee has delivered to Sublessee a full and complete copy of the Lease and all other agreements between Lessor and Lessee governing the use and occupancy of the Premises, (b) the Lease is as of the date hereof, and shall be as of the Commencement Date, in full force and effect, and (c) no event of default has occurred under the Lease and, to Lessee’s knowledge, no event has occurred and is continuing which would constitute an event of default but for the requirement of the giving of notice and/or the expiration of the period of time to cure.

3. SUBLEASE. Lessee, for and in consideration of the rents herein reserved and of the covenants and agreements herein contained on the part of the Sublessee to be performed, hereby subleases to the Sublessee, and the Sublessee accepts from the Lessee, all that certain Premises certain space described in Section 1(J).

4. TERM. The term of this Sublease (hereinafter “Term”) shall commence on the Commencement Date and shall expire on the Expiration Date, unless sooner terminated as otherwise provided elsewhere in the Sublease.

5. POSSESSION. Lessee agrees to allow Sublessee to take “possession” of the Premises to begin its improvements on May 1, 2002, provided such improvements are in compliance with (a) applicable building codes, permits and regulations and (b) the Lease, including any required prior approvals from the Lessor.

6. SUBLESSEE’S USE. The Premises shall be used and occupied only for lawful purpose and in compliance with the Lease. Lessee acknowledges and agrees that during the Term Sublessee shall have use of that certain break room table and seating, chandelier and window treatments which are presently located on the Premises.

7. RENT. Beginning on the Commencement Date, Sublessee agrees to pay the Base Rent (as defined below) to the Payee specified in Section 1(H), at the address specified in Section 1(I), or to such other payee or at such other address as may be designated by notice in writing from Lessee to Sublessee, without prior demand therefore. The parties hereto hereby agree that Lessee is responsible for all rents paid to Lessor under the Lease. During the Term, Base Rent shall be paid by Sublessee in advance on or before the first day of the month as follows:

(a) For the period beginning May 1, 2002 and ending June 30, 2002, the Sublessee shall pay no Base Rent.

(b) For the period beginning July 1, 2002 and ending December 31, 2002, the Sublessee shall pay the sum of Two Thousand Four Hundred and No/100 Dollars ($2,400.00) per month;

(c) For the period beginning January 1, 2003 and ending August 31, 2004, the Sublessee shall pay the sum of Three Thousand and No/100 Dollars ($3,000.00) per month; and

(d) For the partial month beginning September 1, 2004 and ending September 15, 2004, Sublessee shall pay the sum of One Thousand Five Hundred and No/100 Dollars ($1,500.00).

8. ADDITIONAL RENT. Sublessee shall pay as additional rent throughout the Term of this Sublease, the following expenses:

          A. Real Estate Taxes. All taxes and assessments of every kind or nature which are now or may hereafter be imposed or assessed upon the Premises by federal, state, or local government authority. Such items shall be prorated for the calendar year 2002 with the Sublessee responsible for such taxes and assessments for the period during the Term of this Sublease, and Lessee responsible for such taxes and assessments for the period prior to the Commencement Date of this Sublease. Such items shall also be prorated for the periods outstanding at the termination of the Term. During the Term, Sublessee shall make such taxes and assessment payments directly to the Lessee within thirty (30) days after receipt by Sublessee from Lessee of a copy of each such tax notice.

          B. Utilities. All charges for air conditioning, heat, water, sewer, janitorial services, garbage collection, security, gas, electricity, lights, telephone, or any other communication or utility service used in or rendered or supplied to the Premises during the Term. Such items shall be prorated for the calendar year 2002 with the Sublessee responsible for such amounts for the period during the Term of this Sublease, and Lessee responsible for such items for the period prior to the Commencement Date of this Sublease. Such items shall also be prorated for the periods outstanding at the termination of the Term. During the Term, the Sublessee shall make such payments directly to the service provider. Prorations of such amounts at the commencement of this Sublease, as set forth above, shall be based upon bills for the immediately prior period unless actual amounts can be determined. Upon receipt of the actual bill for such period, the party receiving such bill shall promptly forward same to the other party and Sublessee and Lessee shall then make such adjustment and payment as shall be required to make such proration accurate.

9. HAZARDOUS SUBSTANCE REMEDIATION. As of the Commencement Date, Lessee, at Lessee’s sole cost and expense, shall empty and seal in compliance with all applicable laws, all underground storage tanks located on the Premises, if any. Notwithstanding anything contained herein to the contrary, Sublessee shall not be required to remediate, purge or remove, or bear the cost of such remediation, purge or removal of, any hazardous substance which contaminated the Premises prior to Sublessee taking possession of the Premises or which existed prior to Sublessee taking possession of the Premises and worsened through no fault of Sublessee thereafter. In addition, Sublessee shall not be obligated to take actions to prevent such worsening of contamination which existed prior to Sublessee taking possession of the Premises. Lessee shall indemnify Sublessee and hold Sublessee harmless from any and all liability, claim, injury, damage, penalty, or cost, (including reasonable attorney’s fees) arising out of third party claims or assertions resulting from any hazardous substances existing on the Premises as of the Sublessee taking possession of the Premises. Sublessee shall indemnify Lessee and hold Lessee harmless from any and all liability, claim, injury, damage, penalty, or cost, (including reasonable attorney’s fees) arising out of third party claims or assertions resulting from any hazardous substances which contaminates the Premises after the Sublessee takes possession of the Premises and which directly results from the negligent or intentional acts or omissions of the Sublessee.

10. AMERICANS WITH DISABILITIES ACT. Subject to the forgoing, Sublessee, at Sublessee’s sole cost and expense, during the Term shall make any required improvements to the Premises which are mandated for the Premises to be in material compliance with the Americans With Disabilities Act (the “Act”) for Sublessee’s continued use of the Premise as a bank branch. Lessee agrees to immediately notify Sublessee if they become aware of a known or suspected violation of the Act.

11. ALTERATIONS. Sublessee shall not make, or suffer to be made, any alterations or improvements (collectively referred herein as “improvements”) of the Premises, or any part thereof, without the written consent of (i) the Lessee, which consent shall not be unreasonably withheld, and (ii) the Lessor if required by the Lease.

12. SIGNS AND PARKING. Sublessee shall have the right to use the parking area which is part of the Premises. Sublessee, at its discretion, may erect such signs as it deems necessary or appropriate, so long as the same comply with applicable laws and zoning restrictions and the Lease.

13. QUIET ENJOYMENT. Lessee represents that it has full power and authority to enter into this Sublease, subject to the consent of the Lessor as indicated below. So long as Sublessee is not in default in the performance of its covenants and agreements in this Sublease or the Lease, Sublessee’s quiet and peaceable enjoyment of the Premises shall not be disturbed or interfered with by Lessee, or by any person claiming by, through, or under Lessee or under Lessor pursuant to the terms of the Lease.

14. SUBLESSEE’S INSURANCE. During the Term, Sublessee shall procure and maintain, at its own cost and expense, such liability insurance and other insurance as is required to be carried by Lessee under the Lease, naming Lessee, as well as Lessor as

(additional) insureds, in the manner required therein and such property insurance as is required to be carried by Lessee under the Lease to the extent such property insurance pertains to the Premises. The property and casualty insurance shall be in an amount equal to the full replacement value of the Premises. Sublessee shall furnish to Lessee and Lessor a certificate of Sublessee’s insurance required hereunder prior to Sublessee’s taking possession of the Premises and the insurance company shall be instructed to give Lessee at least thirty (30) days prior notice for cancellation of the insurance.

15. ASSIGNMENT OR SUBLETTING. Sublessee shall not assign this Sublease or sublet the Premises or any part thereof, without the written consent of the (i) Lessee, which shall not be unreasonably withheld provided Sublessee remains liable under this Sublease despite such assignment or sublease, and (ii) Lessor if required by the Lease.

16. REPAIRS.

          a) Lessee hereby represents and warrants that as of the Commencement Date, the Premises and improvements thereon are structurally sound and in good repair.

          b) In accordance with the terms of the Lease, Lessee, subject to the Sublessee Repairs described below, shall, at its own expense, make all (i) necessary repairs and replacement to the exterior walls; pavements, curbs and parking lots; doors and windows; roof replacements and repairs in excess of $1,000 per incident and which are not otherwise covered by Sublessee’s insurance; electrical systems; HVAC replacements and repairs in excess of $1,000 per incident and which are not otherwise covered by Sublessee’s insurance; and/or structure of the Premises; (ii) all necessary repairs to make the Premises and improvements thereon structurally sound and in good repair; (iii) repairs or replacements resulting from termite infestation or damage; and (iv) all necessary repairs to the Premises and improvements thereon to repair any damage caused by Lessee or its agent (collectively the “Lessee Repairs”). Such Lessee Repairs shall be made within a reasonable time after written notice from Lessor and/or Sublessee.

          c) Notwithstanding anything contained herein, Lessee, at Lessee’s sole cost and expense, shall complete the following repairs to the Premises on or before the Commencement Date, to Sublessee’s reasonable satisfaction (i) replace two toilet seats and clean all toilet bowls, (ii) replace hot water heater, (iii) repair any termite damage, if any, (iv) remove squirrels and other rodents, if any, living in attic, and (v) repair sink in break room as needed, secure handles and panels on stove in the break room, and make stove so that it will not operate.

          d) Notwithstanding anything contained herein, Sublessee, at Sublessee’s sole cost and expense, shall complete the following repairs to the Premises on or about the Commencement Date, to Lessee’s reasonable satisfaction (i) level handicap ramp at the front of the Premises by putting a top coat of concrete over the existing concrete, and move one gutter down drain, (ii) remove trash and broke furniture from attic and perform general cleaning of entire Premise, (iii) kill grass and weeds growing in the cracks in the asphalt, (iv) repair sheetrock and lights over teller line, including replacing plastic light cover, (v) replace three broken and cracked windows, (vi) secure wrought iron handrail on back entrance and move one down spout, (vii) trim over-growth, remove dead plants by side entrance and replace with gravel or similar material, and remove dead scrubs and debris from yard, and (viii) paint over ceiling stains and where ceiling paint is peeling.

          e) Subject to the foregoing and Sections 9 and 10 hereof, Sublessee shall, at its own expense, during the Term, be responsible for (i) all permanent, non-removable improvements or additions made by Sublessee, (ii) all interior paint, redecoration and renovation, subject to normal wear and tear, (iii) grass and landscaping as same become necessary and are required to maintain the Premises in good appearance, (iv) keep sidewalks and personnel entranceways free from obstruction of all nature, properly swept, and snow and ice removed therefrom, (v) all necessary repairs to the Premises and improvements thereon to repair any damage caused by Sublessee or its agents, all subject to normal wear and tear for the uses permitted herein, (vi) plumbing, (vii) all repairs to the roof which do not exceed $1,000 per incident or which are otherwise covered by Sublessee’s insurance, (viii) HVAC repairs which do not exceed $1,000 per incident or which are otherwise covered by Sublessee’s insurance, (ix) repairs to trench in parking lot to remove standing water, (x) repairs to teller counter, (xi) seal inside wall where night drop or ATM was removed, (xii) repairs to teller pneumatic system, (xiii) clean carpets, and (xiv) repairs to outside lighting (collectively the “Sublessee Repairs”). During the Term, Sublessee shall maintain a HVAC system service contract, which is reasonably satisfactory to Lessee.

          f) For purposes to this Section 16, the terms “repair” and “replacement” include the replacement of any portions of the Premises which have outlived their useful life during the term of the Sublease. On behalf of Sublessee in making Sublessee Repairs, Lessee may, but shall not be required to, make such repairs and replacements for Sublessee’s account, and the expense thereof shall constitute and be collectible as additional rent. On default of Lessee in making any Lessee Repairs, Sublessee may, but shall not be required to, make such repairs and replacements for Lessee’s account, and in which case Sublessee may elect that the amount of such repair expenses be either (i) deducted by Sublessee from the rent hereunder after notice of such payment is given by Sublessee to Lessee, or (ii) reimbursed to Sublessee by Lessee within ten (10) days after notice of such payment is given by Sublessee to Lessee. All repairs and replacements as described in this Section 16 shall be made promptly, as and when necessary.

17. FIRE OR CASUALTY OR EMINENT DOMAIN. In the event of a fire or other casualty affecting the Premises, or of a taking of all or a part of the Premises under the power of eminent domain, Lessee shall not exercise any right which may have the effect of terminating the Lease without first obtaining the prior written consent of Sublessee. In the event Lessee is entitled, under the Lease, to a rent abatement as a result of a fire or other casualty or as a result of a taking under the power of eminent domain, then Sublessee shall be entitled to such rent abatement.

18. SURRENDER. Subject to Sections 9, 10 and 16 hereof, upon the expiration of this Sublease, or upon the termination of the Sublease or of the Sublessee’s right to possession of the Premises, Sublessee will at once surrender and deliver up the Premises, together with all improvements thereon, to Lessee in broom swept condition, reasonable wear and tear excepted. Sublessee shall surrender to Lessee all keys to the Premises and make known to Lessee the explanation of all combination locks which Sublessee is permitted to leave on the Premises. All improvements in or upon the Premises made by Sublessee shall become a part of and shall remain upon the Premises upon such termination without compensation, allowance or credit to Sublessee.

19. REMOVAL OF SUBLESSEE’S PROPERTY. Upon the expiration of this Sublease, Sublessee shall removal Sublessee’s articles of personal property incident to Sublessee’s business (“Trade Fixtures”); provided, however, that Sublessee shall repair any injury or damage to the Premises which may result from such removal, and shall restore the Premises to the same condition as prior to the installation thereof except reasonable wear and tear excepted.

20. HOLDING OVER. Sublessee shall have no right to occupy the Premises or any portion thereof after the expiration of this Sublease or after termination of this Sublease or of Sublessee’s right to possession in consequence of an Event of Default hereunder. In the event Sublessee or any party claiming by, through or under Sublessee holds over, Lessee may exercise any and all remedies available to it at law or in equity to recover possession of the Premises, and to recover damages, including without limitation, damages payable by Lessee to Lessor by reason of such holdover. For each and every month or partial month that Sublessee or any party claiming by, through or under Sublessee remains in occupancy of all or any portion of the Premises after the expiration of this Sublease or after termination of this Sublease or Sublessee’s right to possession, Sublessee shall pay, as liquidated damages and not as a penalty, monthly rental at a rate equal to the Base Rent plus any additional rent payable by Lessee under the Lease.

21. ENCUMBERING TITLE. Sublessee shall not do any act which shall in any way encumber the title of Lessor in and to the Premises, nor shall the interest or estate of Lessor or Lessee be in any way subject to any claim by way of lien or encumbrance, whether by operation of law by virtue of any express or implied contract by Sublessee, or by reason of any other act or omission of Sublessee. Any claim to, or lien upon, the Premises arising from any act or omission of Sublessee shall accrue only against the subleasehold estate of Sublessee and shall be subject and subordinate to the paramount title and rights of Lessor in and to the Premises and the interest of Lessee in the premises leased pursuant to the Lease. Without limiting the generality of the foregoing, Sublessee shall not permit the Premises to become subject to any mechanics’, laborers’ or materialmen’s liens on account of labor or material furnished to Sublessee or claimed to have been furnished to Sublessee in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction or sufferance of Sublessee, provided, however, that if so permitted under the Lease, Sublessee shall have the right to contest in good faith and with reasonable diligence, the validity of any such lien or claim of lien if Sublessee shall give to Lessor and Lessee such security as may be deemed satisfactory to them to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Premises by reason of non-payment thereof, provided further, however, that on final determination of the lien or claim of lien, Sublessee shall immediately pay any judgment rendered, with all proper costs and charges, and shall have the lien released and any judgment satisfied.

22. LESSEE’S RESERVED RIGHTS. Lessee reserves the right, on reasonable prior notice, to inspect the Premises, or to exhibit the Premises to persons having a legitimate interest at any time during the Sublease Term.

23. DEFAULTS. Sublessee further agrees that any one or more of the following events shall be considered Events of Default as said term is used herein, that is to say, if:

A.	Sublessee shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Sublessee asking reorganization of Sublessee under the Federal bankruptcy laws as now or hereafter amended, or under the laws of any State, shall be entered, and any such decree or judgment or order shall not have been vacated or stayed or set aside within sixty (60) days from the date of the entry or granting thereof, or

B.	Sublessee shall file, or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy, or any petition pursuant or purporting to be pursuant to the Federal bankruptcy laws now or hereafter amended, or Sublessee shall institute any proceedings for relief of Sublessee under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

C.	Sublessee shall make assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Sublessee or any of the property of Sublessee; or

D.	Sublessee shall admit in writing its inability to pay its debts as they become due; or

E.	The Premises are levied on by any revenue officer or similar officer; or

F.	A decree or order appointing a receiver of the property of Sublessee shall be made and such decree or order shall not have been vacated, stayed or set aside within sixty (60) days from the date of entry or granting thereof; or

G.	Sublessee shall abandon the Premises during the Term hereof; or

H.	Sublessee shall default in any payment of Rent required to be made by Sublessee hereunder when due as herein provided and such default shall continue for seven (7) days after notice thereof in writing to Sublessee; or

I.	Sublessee shall by, its act or omission to act, cause a default under the Lease and such default shall not be cured within the time, if any permitted for such cure under the Lease; or

J.	Sublessee shall default in any of the other covenants and agreements herein contained to be kept, observed and performed by Sublessee, and such default shall continue for thirty (30) days after notice hereof in writing to Sublessee.

24. REMEDIES. Upon the occurrence of any one or more Events of Default, Lessee may exercise any remedy against Sublessee which Lessor may exercise for default by Lessee under the Lease.

25. NOTICES AND CONSENTS. All notices, demands, requests, consents or approvals which may or are required to be given by either party to the other shall be in writing and shall be deemed given when received or refused if sent by United States registered or certified mail, postage prepaid, return receipt requested or if sent by national overnight commercial courier service (a) if to Sublessee, addressed to Sublessee at the address specified in Section 1(B), or at such other place as Sublessee may from time to time designate by notice in writing to Lessee, or (b) if for Lessee, addressed to Lessee at the address specified in Section 1(C), or at such other place as Lessee may from time to time designate by notice in writing to Sublessee. Each party agrees promptly to deliver a copy of each notice, demand, request, consent or approval from such party to Lessor and promptly to deliver to the other party a copy of any notice, demand, request, consent or approval received from Lessor. Such copies shall be delivered by certified or registered mail, return receipt requested. Sublessee may rely upon any notice, consent or approval given in writing by Lessee’s agent or attorney.

26. PROVISIONS REGARDING SUBLEASE. This Sublease and all the rights of parties hereunder are subject and subordinate to the Lease. Each party agrees that it will not, by its act or omission to act, cause a default under the Lease. The parties hereto acknowledge and agree that it is the intent of the Parties hereto that Sublessee does not assume all of the obligations of Lessee under the Lease, and this Sublease shall be strictly construed to determine if and when an obligation of Lessee under the Lease is assumed by Sublessee hereunder. Accordingly, in order to afford to Sublessee the benefits of this Sublease and of those provisions of the Lease which by their nature are intended to benefit the party in possession of the Premises, and in order to protect Lessee against a default by Sublessee which might cause a default or event of default by Lessee under the Lease:

A.	Provided Sublessee shall timely pay all Base Rent when and as due under this Sublease, Lessee shall pay, when and as due, all other charges payable by Lessee to Lessor under the Lease.

B.	Lessee shall perform its covenants and obligations under the Lease which do not require for their performance possession of the

Premises and which are not otherwise to be performed hereunder by Sublessee on behalf of Lessee.

C.	Lessee shall not agree to amendment to the Lease which might have any adverse effect on Sublessee’s occupancy of the Premises or its use of the Premises for its intended purpose, unless Lessee shall first obtain Sublessee’s prior written approval thereof.

D.	Lessee hereby grants to Sublessee the right to receive all of the services and benefits with respect to the Premises which are to be provided by Lessor under the Lease. Except as provided in the Lease, Lessee shall have no duty to perform any obligations of Lessor which are, by their nature, the obligation of owner or manager of real property. Lessee shall have no responsibility for or be liable to Sublessee for any default by Lessor of any of its obligations under the Lease, nor shall such default by Lessor affect this Sublease or waive or defer the performance of any of Sublessee’s obligations hereunder except to the extent that such default by Lessor excuses performance by Lessee, under the Lease. Notwithstanding the foregoing, the parties contemplate that Lessor shall, in fact, perform its obligations under the Lease and in the event of any default or failure of such performance by Lessor, Lessee agrees that it will, upon notice from Sublessee, make demand upon Lessor to perform its obligations under the Lease and, provided that Sublessee specifically agrees to pay all costs and expenses of Lessee and provides Lessee with security reasonably satisfactory to Lessee to pay such costs and expenses, Lessee will take appropriate legal action to enforce the Lease.

27. DEFAULT BY LESSEE. If at any time during the Term hereof, Lessee shall default in any of its obligations under this Sublease or the Lease, Sublessee may give written notice to Lessee of its intention to terminate the Sublease together with a statement of the nature of such default, and such termination shall become effective on the thirtieth (30th) day after the date of such notice unless such default shall be cured within thirty (30) days after such notice.

28. BROKERAGE. Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease.

29. LEASE. Sublessee acknowledges that it has read and examined the Lease, a copy of which is attached hereto as Exhibit A, and is fully familiar with the terms, covenants and conditions on the Lessee’s part as tenant to be performed thereunder. The parties hereto acknowledge and agree that all the rights and obligations granted to Lessee (as lessee under the Lease) are not necessarily granted to Sublessee, as Sublessee shall have only those rights and obligations as are specifically set forth in this Sublease. Lessee covenants and agrees to fully and faithfully perform the terms and conditions of the Lease and this Sublease on its part to be performed. Neither Lessee nor Sublessee shall do or cause to be done or suffer or permit any act to be done which would cause the Lease, or the rights of Lessee, as tenant, under the Lease, to be endangered, canceled, terminated, forfeited or surrendered, or which would cause Lessee to be in default thereunder or liable for any damage, claim or penalty. Sublessee agrees, as an express inducement for Lessee’s executing this Sublease, that if there is any conflict between the provisions of this Sublease and the provisions of the Lease which would permit Sublessee to do or cause to be done or suffer or permit any act or thing to be done which is prohibited by the Lease then the provisions of the Lease shall prevail except for the limitations set forth herein in Sections 3 and 7. If the Lease terminates or is terminated for any reason whatsoever, then the Term shall terminate simultaneously therewith.

          Lessee shall have no duty to perform any obligations of the Lessor under the Lease and shall under no circumstances be responsible for or liable to Sublessee for any default, failure or delay on the part of the Lessor in the performance of any obligations under the Lease, nor shall such default of the Lessor affect this Sublease or waive or defer the performance of any of Sublessee’s obligations hereunder; provided, nevertheless, that in the event of any such default or failure of performance by Lessor, Lessee agrees, upon notice from Sublessee, to make demand upon Lessor to perform its obligations under the Lease.

30. INDEMNITY. Lessee agrees to indemnify Sublessee and hold Sublessee harmless from all losses, damages, liabilities and expenses which Sublessee may incur, or for which Lessee may be liable to Lessor, arising from the acts or omissions of Lessee which are the subject matter of any indemnity or hold harmless of Lessee to Lessor under the Lease and which are not expressly assumed by Sublessee hereunder.

31. SEVERABILITY. If any clause or provision of this Sublease is illegal, invalid or unenforceable, under present or future laws effective during the Term hereof, then it is the intention of the parties hereto that the remainder of this Sublease shall not be affected thereby and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there be added, as a part of this Sublease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable; provided however, that both parties must agree in writing to such substitute language and provisions before such will become binding on either party.

32. FORCE MAJEURE. Neither party shall be deemed in default with respect to any of the terms, covenants and conditions of this Lease on their part to be performed, if their failure to timely perform same is due in whole or in part to any strike, lockout, labor trouble (whether legal or illegal), civil disorder, failure of power, restrictive governmental laws and regulations, riots, insurrections, war, act of terrorism, shortages, accidents, casualties, acts of God, delays caused by the other party or its agents, employees and invitees, or any other cause beyond such party’s reasonable control.

33. MISCELLANEOUS PROVISIONS.

          a) The captions appearing in this Sublease are inserted only as a matter of convenience and in no way define, limit, or affect the scope or intent of such Paragraphs or

Sections of this Sublease. Any gender used herein shall be deemed to refer to any other gender. The use of singular herein shall be deemed to include the plural and, conversely the plural shall be deemed to include the singular.

          b) Time is of the essence in this agreement.

          c) This agreement shall be construed and interpreted under the laws of the State of South Carolina.

          d) Nothing herein contained shall be deemed to require the Sublessee to pay or discharge any liens or mortgages of any character whatsoever which may be placed upon the Subleased Premises by the act of the Lessor, or to perform or pay for any of Lessor’s obligations herein

          e) Each individual executing this Sublease on behalf of a corporation represents and warrants that he or she has been authorized to do so by such entity.

34. LESSOR’S CONSENT. This Sublease and the obligations of the parties hereunder are expressly conditioned upon Lessee’s obtaining prior written consent hereto by Lessor. Lessee and Sublessee hereby agree, for the benefit of Lessor, that this Sublease and Lessor’s consent hereto shall not: (a) create privity of contract between Lessor and Sublessee; (b) be deemed to have amended the Lease in any regard (unless Lessor shall have expressly agreed in writing to such amendment); or (c) be construed as a waiver of Lessor’s right to consent to any assignment of the Lease by Lessee or any further subletting of Premises leased pursuant to the Lease, or as a waiver of Lessor’s right to consent to any assignment by Sublessee of this Sublease or any subletting of the Premises or any part thereof. Lessor’s consent shall, however, be deemed to evidence (1) Lessor’s agreement that Sublessee may use the Premises for the purpose set forth in Section 6 above, and (2) Lessor’s acknowledgement, consent and agreement that notwithstanding Section 20 of the Lease, Sublessee is and shall not be subject to all the obligations of the Lessee set forth in the Lease unless expressly assumed by Sublessee hereunder. If Lessor fails to consent to this Sublease within thirty (30) days after the execution and delivery of this Sublease, either party shall have the right to terminate this Sublease by giving written notice thereof to the other party at any time thereafter, but before Lessor grants such consent.

          The parties have executed this Sublease as of the day and year first above written.

LESSEE:

CAROLINA FIRST BANK, a South Carolina banking corporation

By:	/s/ GARY BRUCE THOMAS (SEAL)
Name: Title:	Gary Bruce Thomas Senior Vice President

SUBLESSEE:

CAPITALBANK, a South Carolina banking corporation

By:	/s/ RALPH W. BREWER (SEAL)
Name: Title:	Ralph W. Brewer Chief Financial Officer

[LESSOR’S CONSENT AND AGREEMENT ATTACHED]

LESSOR’S CONSENT AND AGREEMENT

          1. The undersigned Lessor hereby consents to this Sublease in accordance with the terms and conditions hereof.

          2. The undersigned Lessor hereby agrees that a copy of all notices sent to Lessee pursuant to the Lease shall simultaneously be sent to Sublessee at the following address: CapitalBank, P.O. Box 218, Greenwood, South Carolina 29648 Attn. R. Wesley Brewer.

LESSOR:

ROBERT T. HARRISON FAMILY TRUST

By:	/s/ ROBERT T. HARRISON (SEAL)
Name: Title:	Robert T. Harrison Trustee

OLIVE S. HARRISION FAMILY TRUST

By:	/s/ ROBERT T. HARRISON (SEAL)
Name: Title:	Robert T. Harrison Trustee

Date: May 6, 2002

EXHIBIT A

Lease

STATE OF SOUTH CAROLINA	)

COUNTY OF ANDERSON	)

INDENTURE OF LEASE

From

HARMON W. GEIGER, JR.

LESSORS,

To

CAROLINA FIRST BANK

LESSEE.

1. PARTIES

THIS LEASE AGREEMENT made as of the 15 day of September, 1992, and executed in duplicate, between HARMON W. GEIGER, JR. hereinafter called “Lessor” and CAROLINA FIRST BANK, hereinafter called “Lessee”.

W I T N E S S E T H:

2. CONSIDERATION

That each of the aforesaid parties acknowledge the receipt of a valuable consideration from the other and that they, and each of them, act herein in further consideration of the engagements of the other as herein stated.

3. PREMISES

That Lessor has and does hereby grant, demise and lease unto the said Lessee the premises shown on the attached Schedule “A”, designated as 0.89 acres and known as 1722 North Main Street, Anderson, South Carolina. Lessee accepts the premises in its current condition.

4. TERM

FOR THE LESSEE TO HAVE AND TO HOLD said premises for a term of twelve (12) years beginning September 15, 1992 and ending at 12:00 noon on September 15, 2004.

5. RENTAL

The Lessee covenants and agrees to pay to the Lessor the following:

(a) For the partial lease term beginning September 16, 1992 at 12:01 p.m. and ending September 15, 19941 at 12:00 p.m. the Lessee shall pay the sum of Two Thousand Six Hundred Sixty ($2660.00) Dollars per month.

(b) For the partial lease term beginning September, 15, 1994 at 12:01 p.m. and ending September 15, 1996 at 12:00 p.m., the Lessee shall pay the sum of Two Thousand Nine Hundred ($2900.00) and No/100 Dollars, per month.

(c) For the partial lease term beginning September-15, 1996 at 12:01 p.m. and ending September 15, 2002, the Lessee shall pay the sum of Three Thousand One Hundred Fifty Five ($3155.00) and No/100 Dollars, per month.

(d) For the partial lease term beginning September 15, 2002 at 12:01 p.m. and ending September 15, 2004, the Lessee shall pay the sum of Three Thousand Two Hundred Fifty Five ($3255.00) and No/100 Dollars, per month.

The monthly payments shall be payable in advance on the 15th day of each and every month during the term of this Lease Agreement.

In the event that the Lessee shall fail to pay any rental payments within Five business (5) days after the due date, the Lessor shall assess a late payment charge equivalent to five (5%) percent of the monthly rental and such charge shall be treated as additional rent. Thereafter unpaid rent and accrued charges shall accrue interest at the rate of eight (8.00%) per cent per annum. Acceptance by the Lessor of assessment of such late charge shall not waive any right to declare default under this Lease Agreement. This provision shall in no way limit Lessor’s rights under Article 17.

6. PROOF OF PAYMENT

The burden of proof of payment of rent in case of controversy shall be upon the Lessee.

7. QUIET POSSESSION

The Lessor hereby covenants that, if Lessee shall keep and perform all of the covenants of this Lease Agreement on the part of Lessee to be performed, Lessor will keep the Lessee in the quiet and peaceful possession of the said premises.

8. LAWFUL PURPOSES

Lessee covenants that the demised premises shall, during the term of this Lease Agreement, be used only and exclusively for lawful purposes and no part of the demised premises shall be used in any manner whatsoever for any purpose in violation of the laws of the United States, the State of ‘South Carolina, or of the applicable county and municipal ordinances and laws that are enforced.

9. PROTECTION FROM VIOLATIONS

Lessee covenants that it shall save and hold the Lessor harmless from violations by Lessee, its agents or sublessee, of the laws of the United States, the State of South Carolina and the applicable county and municipal ordinances and laws.

10. NUISANCE

Lessee agrees not to create or allow any nuisance to exist on said demised premises, and to abate any nuisance that may arise, promptly and free of expense to Lessor. This includes a covenant to operate the business so as to limit noise to reasonable levels, and to keep the interior of the premises clean. If noise becomes a nuisance to the public, the Lessee shall promptly at its expense install additional sound insulation or take other measures to abate the nuisance. Failure to promptly abate the nuisance shall upon written notice of Lessor be a breach by Lessee.

11. ALTERATIONS OR IMPROVEMENTS

Lessee may make changes or alterations about the said demised premises which it reasonably deems necessary for its efficient usage of the premises; it being understood and agreed that the Lessee shall not make any changes or alterations without Lessor’s written consent which would materially effect the value or utility of the building, which consent would not be unreasonably withheld.

In all events, Lessee’s alterations shall conform with the Building Code and ordinances of the municipality, county and city, and all alterations and/or changes will be made in conformance to good engineering and building practices. All work shall be done by qualified licensed individuals, and Lessor reserves the right to require municipal inspection of the work done with any inspection fee charged by the municipality to be paid by Lessee, and to require a timely waiver of mechanics lien by anyone performing services or materials.

Lessee further agrees that if any modifications or improvements are required to be made to the demised premises due to the fact that the Lessee employs handicapped employees, the Lessee agrees at its sole expense to make such modifications or improvements as m be required by any building code and ordinances as provided above.

12. MECHANIC’S LIEN

If any mechanic’s liens be filed against the demised premises by reason of work, labor, services or materials supplied or claimed to have been supplied to the Lessee, the Lessee, if same is not disputed by the Lessee, shall cause such lien to be discharged within twenty (20) days after the date such lien is filed; or, if such lien is disputed by Lessee, Lessee shall have the right, at Lessee’s expense, to contest the same and if and to the extent such lien is substantiated, Lessee shall cause the same to be discharged within twenty (20) days after the date any such judgment of a Court of competent jurisdiction shall become final. If the Lessee fails to discharge such mechanic’s lien within the time as above provided, then Lessor may, but is not obligated to, discharge the same by payment of the amount claimed to be due, and amount so paid by the Lessor shall be deemed additional rent and payable on the next due date.

13. INSURANCE

A. At all times subsequent to the commencement date of the term of this lease and during its full term, the Lessee shall keep the building, the building service equipment and all improvements upon the demised premises covered by fire and extended coverage insurance, and vandalism and malicious mischief insurance, and such insurance shall be in an amount equal to not less than the full insurable value thereof. Any deductible so elected by the Lessee shall be guaranteed by the Lessee herein in case of loss.

B. All policies of insurance required to be maintained by the Lessee shall name the Lessee and Lessor as the insured as their respective interests may appear and proof thereof shall be furnished to Lessor on or before the date of expiration of any existing policies. Failure of Lessee to maintain insurance as provided for in subparagraph A above shall entitle Lessor to acquire such insurance and add the costs thereof to any rents then due and owing entitling Lessor to any other claims for late payment, interest or default as provided for in paragraph 5 .

C. During the full term of this lease, the Lessee shall, at its sole cost and expense, maintain for the benefit of the Lessor and Lessee comprehensive general liability insurance against claims for personal injury or property damage with limits of at least $250,000.00 for bodily injury and $100,000.00 for property damage. Lessee agrees to, and hereby does, indemnify and save Lessor harmless against all claims for damages to persons or property by reason of Lessee’s use or occupancy of premises, and all expenses incurred by Lessor because thereof, including attorney’s fees and court costs.

D. Lessee agrees that it will carry, at its sole cost and expense, fire and extended coverage insurance, covering all of its personal property within the demised premises, so as to be able to, and in the event of a damage or destruction, Lessee shall, make replacement of its personal property.

E. Lessee shall provide sufficient evidence to the Lessor that the insurance policy obtained does not exclude damage caused by the negligence of the Lessee especially as it might relate to damage caused by the employees of the Lessee.

F. Lessor and Lessee agree and covenant that neither shall be liable to the other for loss arising out of damage to or destruction of the demised premises or contents thereof when such loss is caused by any perils included within standard fire and extended coverage insurance policy of a company licensed in the state of South Carolina. This agreement shall be binding whether or not such damage or destruction be caused by negligence of either party or their agents, employees or visitors. Notwithstanding the preceding, in no event shall this subsection F. be effective if it would result in the disallowance of any portion of the insurance coverage by the carrier pursuant to the terms of the relevant insurance policy.

14. INSOLVENCY OR BANKRUPTCY

A. In the event of the insolvency or bankruptcy of the Lessee or the filing of any petition under the Bankruptcy Act, voluntarily or involuntarily, and such bankruptcy is not stayed within ninety (90) days of the filing of such petition, or in the event of a general assignment for the benefit of creditors then the Lessor shall have the right and privilege to either (a) immediately terminate this Lease Agreement by thirty (30) days’ written notice; or (b) to re-enter into possession of the premises and to hold the Lessee liable for the difference, if any, between the rental herein reserved for the unexpired portion of the term and any lesser amount which Lessor, in the exercise of reasonable diligence, is able to procure for the unexpired portion of the term, each monthly difference being a separate cause of action, nor shall Lessor be liable to Lessee for any larger amount of which Lessor is able to procure.

B. In the event of an insolvency, bankruptcy or a general assignment for the benefit of creditors in respect to a sublessee or assignee of this lease, then the provisions of Paragraph A of this Article shall also apply to such sublessee or assignee without regard to the solvency of the Lessee herein.

15. DELIVERY AT END OF LEASE

The Lessee agrees to deliver up to the said Lessor, or Lessor’s agents or assigns, the said premises at the end of this Lease Agreement, with the keys of same, cleared of all persons and property not belonging to same, and in the same good order and condition as the same were received by Lessee, ordinary wear and tear, and damage by fire or other casualty excepted. No demand or notice of such delivery shall be necessary.

16. RIGHT OF ENTRY

Lessor reserves the right during the term of this Lease Agreement to enter said premises at reasonable hours to show the same or inspect the same, but has no obligation to make an inspection of said property.

17. DEFAULT OF RENT, ETC.

All covenants and agreements herein made and obligations assumed are to be construed also as conditions, and these presents are upon the express condition that if Lessee shall fail to pay when due any of the aforesaid rent installments and the said failure to pay such shall continue for seven (7) days after the mailing of written notice by certified or registered mail to Lessee by Lessor for such failure to pay, or should Lessee fail to perform or observe in all material aspects any of the other covenants, agreements or obligations herein made or assumed by said Lessee, and such failure shall continue for seven (7) days after the mailing of written notice by certified or registered mail to Lessee by Lessor of such default, then and thence forth, in any of said events, this Lease Agreement may be forfeited and thereby become null and void, at the option of the Lessor, and said Lessor may immediately re-enter said demised premises, or any part thereof in the name of the whole and repossess and have the same as of Lessor’s former estate and remove therefrom all goods and chattels not thereto properly belonging (and or exercise any right of landlord lien with respect to any such personality), and expel said Lessee and all other persons who may be in possession of said demised premises; and Lessor shall thereafter be entitled to recover of Lessee the difference between the rental herein reserved for the remaining portion of the original term and any lesser amount which Lessor, in the exercise of reasonable diligence, are able to procure for said remaining unexpired portion of the term, each monthly difference being a separate cause of action: nor shall Lessor be liable to Lessee in such event, for any larger amount of rent which Lessor is able to procure for the unexpired portion of the term. In addition to all other amounts recoverable by the Lessor, Lessor shall be entitled to recovery of any amounts expended for legal fees or court costs in collecting any amounts due under this agreement.

18. ENVIRONMENTAL REQUIREMENTS

Inasmuch as Lessee simultaneously herewith is selling the demised premises to Lessor and the parties are aware of an environmental survey reflecting certain concerns which have been recommended to be removed from the premises but which are not posing any present danger or harm, it is the intention by the parties that Lessor not be subjected to the expense of any required removal of such items, Lessee does hereby agree that in any event any governmental agency, body or enforcement proceeding should require of such environmental concerns, that Lessee shall cause such to be removed at Lessee’s expense and shall indemnify and hold harmless Lessor against any such loss, costs, fines and/or attorney’s fees which may be incurred and shall reimburse in all respect Lessor for same.

19. RIGHT TO TERMINATE NOT EXCLUSIVE

The right of the Lessor to terminate this Lease Agreement as herein set forth is in addition to and not in exhaustion of such other rights that the Lessor has or causes of action that may accrue to Lessor because of Lessee’s failure to fulfill, perform or observe the obligations, agreements or covenants of this Lease Agreement, and the exercise or pursuit by Lessor of any of the rights or causes of action accruing hereunder shall not be an exhaustion of such other rights or causes of action that the Lessor might otherwise have.

20. SUBLETTING

The Lessee shall not sublet the demised premises or assign this Lease Agreement without the written consent of the Lessor, which right to sublease or assign shall not .unreasonably be withheld by Lessor. In any event, the Lessee shall not be in any respect released from any obligations, express or implied, undertaken by it herein for the payment of rent and for the performance of all other terms of this lease, and any sub-tenant or assignee of Lessee shall be subject to and bound by all covenants and agreements of the Lessee hereunder.

21. WAIVER OF NOTICE

Lessor and Lessee waive notice of the termination of this Lease Agreement at the end of the term of this Lease Agreement.

22. DAMAGE TO PREMISES .

In the event that the improvements which are erected on said demised premises shall be damaged or destroyed by fire or other cause, then Lessor may at its option promptly commence repair or restoration. Otherwise this Lease Agreement shall terminate.

23. WAIVER OF BREACH

It is hereby covenanted and agreed that no waiver of a breach of any of the covenants of this Lease Agreement shall be construed to be a waiver of any succeeding breach of the same or any other covenant.

24. COVENANTS RUN WITH LAND, ETC.

It is hereby covenanted and agreed between the parties hereto that all covenants, conditions, agreements, and undertakings in this Lease Agreement contained shall be taken, deemed and treated as covenants running with the land, and shall extend to and be binding upon the respective heirs, successors and assigns of the respective parties hereto (including any sublessee of Lessee), the same as if they were in every case named and expressed; also that the term “Lessor” and “Lessee” shall be construed in the singular or plural number according as they represent one or more than one person.

25. ATTORNEYS FEES

The Lessee covenants to pay all costs of collection including reasonable attorneys’ fees, if all or any part of the rent reserved herein is collected after maturity and after expiration of the grace period provided for in Article (17) with the aid of an attorney; also the Lessee shall pay reasonable attorneys fees in the event it becomes necessary to employ an attorney to enforce any of the other covenants, obligations or conditions imposed by this Lease Agreement and Lessor receive a judgment in his favor in a Court of competent jurisdiction.

26. KIND OF BUSINESS

The business to be conducted in the within demised premises is that of operating a Savings or Banking Institution. In the event Lessee desires to change the use of the premises, Lessee shall obtain Lessor’s permission. Lessor shall not unreasonably withhold consent. The Lessee warrants and covenants that it shall operate 100% of the leased premises during the entire term of this Lease unless prevented from doing so because’ of fire, accident, acts of God and to conduct its business at all times in a high class, dignified and reputable manner, maintaining at all times a full staff of employees. It will conduct its business in a lawful manner and in good faith.

27. UTILITIES

The Lessee shall be responsible for maintaining any and all necessary utilities.

28. HOLDING OVER

It is mutually understood and agreed that in the event Lessee should hold over after the termination of this Lease Agreement, either by expiration of the term herein stated or otherwise, that such holding over shall not be construed as a holding over from month to month, year to year, or term of years, or for a periodic term of any kind, but such holding over shall be from day to day and solely at the will of the Lessor.

29. REPAIRS

For the full term of this Lease and any extensions and renewals hereof the Lessee shall be responsible for and shall maintain in the manner of which received:

(a) The Roof;

(b) Exterior Walls;

(c) All structural aspects of the demised premises including pavements, curbs and parking lot in all areas and items of which the demised premises are a part of and attached to;

(d) The Heating and Air Conditioning System located in said premises.

The Lessee shall be responsible for maintenance of the interior to include plumbing, electrical, exterior doors, windows, floors (whether carpet or tile) and such other interior components of the demised premises.

The Lessee shall be responsible for all glass in any door, window or other location of the premises.

Lessee shall remove trash and debris from the parking lot and in the immediate vicinity of the Lessee’s rental unit.

30. AD VALOREM TAXES

(a) Lessee will pay annually the city, county and state Ad Valorem taxes which are assessed and is due on the land described herein and the sidewalks, streets, entrance ways, parking areas, service drives, and driveway and related improvements thereon.

(b) Within 15 days from mailing by first class mail or upon delivery if hand delivered Lessee shall make payments of the above mentioned taxes. Failure of Lessee to pay said taxes as provided for in herein shall entitle Lessor to pay such taxes and add the costs thereof to any rents then due and owing entitling Lessor to any other claims for late payment, interest or default as provided for in paragraph 5.

31. REMOVAL OF EQUIPMENT

At the termination of this Lease Agreement, the Lessee, if not in default, shall have the right to remove all trade fixtures and equipment which it installs in the demised premises (provided same are not replacements of items installed by Lessor), it being expressly understood and agreed that in the event of any such removal by Lessee, it will, at its expense make any necessary repairs resulting from same.

32. NOTICE

All notices to be given to either party by the other shall be by certified or registered mail, return receipt requested, whether or not it is specifically designated as such in this Lease Agreement. All notices to be given to Lessor or Lessee shall be sent to the address listed below the signature line of the agreement or to such other address as shall hereafter be directed in writing to either party by the other. The time of any such notice shall begin to run with the date of the receipt of such notice. All notices to be given to Lessor by Lessee shall also be given to any mortgagee of the demised premises of whom Lessee has been advised in writing by Lessor. Said notices shall be by certified or registered mail also, return receipt requested.

33. ESTOPPEL CERTIFICATE AND SUBORDINATION

Lessee, upon request of Lessor or any holders of a mortgage against the fee, shall from time to time deliver or cause to be delivered to Lessor or such mortgagee, within ten (10) days from date of demand a certificate duly executed and acknowledged in form for recording, without charge, certifying, if true, that this Lease is valid and existing and in full force and effect and that the Lessor is not in default under any terms of this Lease.

Lessee hereby agrees that this Lease Agreement shall automatically be subordinated to any mortgages or trust deeds covering the demised premises now existing or hereafter placed by Lessors with a bank, insurance company, or other institutional lender, provided that in connection with the execution of any such security’ instruments, the lender and Lessor shall execute and deliver an agreement in favor of Lessee in proper form for recordation to the effect that the tenancy and other rights of Lessee hereunder shall not be disturbed due to said mortgages or trust deeds, so long as Lessee pays the rent and performs all other terms and conditions of this Lease Agreement on Lessee’s part to be performed.

This provision shall be self-operative and no further instrument of subordination shall be necessary to effectuate such subordination, and the recording of any such mortgage shall have preference and precedence and be superior and prior in lien to this lease, irrespective of the date of recording. In confirmation of such subordination, Lessee shall, on request, execute promptly any certificate that Lessor may request and in default of such execution Lessor as Lessee’s attorney-in-fact may execute any such certificate or certificates on behalf of Lessee in the event Lessee fails to do so after ten (10) days notice in writing to Lessee.

34. CONDEMNATION

In the event that any of the building on the demised premises or at least fifty (501) percent of the demised premises as to make the remainder unsuitable for Lessee’s purposes herein provided, considering Lessee’s needs, shall be taken under power of eminent domain, Lessee may, at its option, declare this Lease Agreement terminated from the date of which the Lessee shall be deprived of the possession, use or enjoyment of the demised premises, and Lessee shall be relieved of any further obligations hereunder. In the event this Lease Agreement is not so terminated upon a taking under the power of eminent domain, Lessor shall diligently restore the premises as nearly as possible to their condition and status prior to such taking, the annual rental to be equitably reduced. If Lessee cannot reasonably conduct its business during such period of restoration, the rental shall abate during said period of time.

Lessee shall be entitled to make claim against the governmental authorities for the amount of the actual provable damage done to Lessee by such taking.

35. MEMORANDUM OF LEASE

Lessor and Lessee agree if requested to execute a memoranda of this lease suitable for recording under the applicable laws of the recording authority where the leased premises are located.

36. OPTION FOR THREE EXTENDED TERMS

Lessee shall have three (3) options to renew this Lease for three (3) additional terms of five (5) years each. The First option shall be exercisable by giving Lessor written notice of intent to exercise not less than 180 days before the end of the initial term of the Lease or any Option term. In the event Lessee does not give its written notice exercising such right during such period, all rights of Lessee under this Paragraph shall terminate.

In the event the renewal option is exercised by the Lessee, the rental payable for the renewal period shall be as follows: a rate mutually agreed based upon the then fair market value.

In the event that the parties cannot agree upon a fair market rate, then each party hereto shall appoint an independent certified public accountant, both of whom will select a third independent certified public accountant mutually acceptable to them. The three accountants shall then determine in good faith during the first 60 days of the 180 day period referenced above, the then fair market rate of the lease. Upon being informed of the accountants determination of the fair market rate, Lessee shall have 10 business days to exercise its option to renew. If such Option is not exercised within such 10 day period, such right will expire.

37. MISCELLANEOUS

The terms of this Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the successors and assigns of the parties hereto. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina, irrespective of the fact that any one of the parties now is or may become a resident of a different state. In case any term of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, neither the validity of the remaining part of such terms nor the validity of any other term of this Agreement shall in any way be affected thereby. This is the full Agreement of the parties and shall not be modified unless evidenced by written modification.

IN TESTIMONY WHEREOF, the above named Lessor and the above named Lessee have caused this instrument to be executed in duplicate on the date and year set forth in Paragraph (1) of this Lease Agreement.

IN THE PRESENCE OF:

/s/ W.R. MERRITT, JR.	/s/ HARMON W, GEIGER, JR. Harmon W. Geiger, Jr.
/s/ PAULA J. BURGESS
LESSORS Address: CAROLINA FIRST BANK

/s/ W.R. MERRITT, JR.	BY:

/s/ MARY M. GENTRY	ITS: Executive Vice President and Cashier
Lessee Address:

STATE OF SOUTH CAROLINA	)

COUNTY OF ANDERSON	)	PROBATE

PERSONALLY appeared before me /s/ W.R. MERRITT, JR. and made oath that she/he saw the within named parties, as Lessors and Lessee sign, seal and as their act and) deed deliver the within Lease Agreement, and that she/he with PAULA J. BURGESS witnessed the execution thereof.

SWORN TO BEFORE ME THIS
15TH DAY OF September, 1992.
/s/ Chris J. King
Notary Public for S.C.
My Commission Expires: 9/14/2000

ROBERT T. HARRISON FAMILY TRUST
POST OFFICE BOX 2940
GREENVILLE, SOUTH CAROLINA 29602

March 10, 1997

Mr. Bill Hummers
CAROLINA FIRST BANK
102 South Main Street
Greenville, SC 29601

Dear Mr. Hummers:

As you are aware, the building at 722 North Main Street, Anderson, was purchased Friday, March 7, 1997, by Robert T. Harrison Family Trust, and Olive Sims Harrison Family Trust, each with one-half undivided interest. Consequently , Carolina First Bank should make all future lease payments as follows:

$1,577.50 payable to Robert T. Harrison Family Trust P.O. Box 2940 Greenville, SC 29602

and

$1,577.50 payable to Olive S. Harrison Family Trust P.O. Box 2940 Greenville, SC 29602

Total Monthly Lease $3155.00

If you have any questions please contact John Boyd, CPA at 864-271-1449:

Very truly yours,

/s/ ROBERT T. HARRISON
Robert T. Harrison, Trustee